Exhibit 4.25

MASTER SERVICES AGREEMENT FOR PROVISION OF
CLINICAL RESEARCH SERVICES

Between

INCResearch Australia Pty Limited

(ABN 67 080 425 387)

of 124 Lipson Street, Port Adelaide,

South Australia 5015, Australia (INC)

And

Prana Biotechnology Limited

(ABN 37080699065)

of Level 2, 369 Royal Parade, Parkville,

Victoria, 3052, Australia (Customer)

The Parties, having read and understood this Agreement in its entirety, do so agree in each and every particular.

INCResearch Australia Pty Limited	CUSTOMER
Authorised Signatory	Authorised Signatory

Signature:	Signature:

Name:	Garth Tierney	Name:	Dianne Angus

Title:	General Manager	Title:	Chief Operating Officer

Date:	26 April 2012	Date:	18 April 2012

MSA Prana V4, 2nd April 2012(SL)

INTRODUCTION

The Customer has requested and INC has agreed to provide the Services to the Customer. In consideration for the provision of the Services the Customer has agreed to pay INC the Services Fee.

OPERATIVE CLAUSES

PART 1 – PRELIMINARY

1.	Definitions

In this Agreement:

	1.1	“Address” means the addresses of the Customer and INC specified in Item 3 of Schedule 1, or such other address as may be notified;

	1.2	“Affiliates” means a related body corporate within the meaning of the Corporations Act (Cth) 2001;

	1.3	“Business Day” means any day except a Saturday or a Sunday or other public holiday in South Australia;

	1.4	“Business Records” means a record of:

		1.4.1	the functions, decisions and meetings of the board of the Customer;

		1.4.2	the conduct of the Customer’s Operations;

		1.4.3	the outgoings in respect of the Customer’s Operations;

		1.4.4	all marketing, advertising or promotions conducted by the Customer; and

		1.4.5	all other information kept in respect of the Customer’s Operations as reasonably required by the Customer from time to time;

	1.5	“Commencement Date” means the date specified in Schedule 1;

1.6
“Confidential Information” means all information and knowledge concerning any of the procedures existing or future of the Customer, ideas, concepts and all business confidences and financial information of the Customer, and shall include any of the existing and future products or procedures of the Customer. Confidential Information specifically includes, but is not limited to, all clinical structure, characterisation, preclinical, clinical (including investigative brochures and toxicology) and technical data and information relating to a Study. Confidential Information shall not include any such information, knowledge, ideas, concepts or confidences to the extent that they have become public knowledge through no act or failure on behalf of INC, or which INC can show were already in the possession of INC at the time of disclosure by the Customer to INC or which were acquired from a third party who did not acquire same directly or indirectly from the Customer;

	1.7	“Customer Records” means all records and details with respect to the Customer;

MSA Prana V4, 2nd April 2012(SL)

	1.8	“Documents” means and includes Customer Records, Business Records, and information or materials of any nature;

1.9
“GST” means any tax in the nature of a tax on, or on the supply of goods, real property, services or any other value added tax or other government tax or impost whether Federal, State or Local ever levied, imposed, assessed or becoming payable during the term of this Agreement other than interest, fine penalty or other amount imposed on or in respect of the above and including any tax arising pursuant to or as a consequence of the GST Act;

	1.10	“GST Act” means the A New Tax System (Goods and Services Tax) Act 1999 and associated legislation;

1.11
“Intellectual Property Rights” means any industrial or intellectual property rights including without limitation any rights in respect of or in connection with any copyright, patents, trade marks, design rights or eligible layout rights (whether registered or not);

	1.12	“Month” means a calendar month;

	1.13	“Operations” means the business services and operations of a party and all related activities conducted by that party;

1.14
“Services” means the clinical research services provided pursuant to a Work Authorisation which shall include (without limitation) doing all things reasonably necessary to achieve the objectives of the Study set out in the Work Authorisation, issued pursuant to this Agreement;

	1.15	“Services Fee” means the amount (excluding GST and) calculated in accordance with the rates and methodology described in a Work Authorisation issued pursuant to this Agreement;

	1.16	“Study” means any investigation undertaken in the provision of the Services;

	1.17	“Study Subject” means a person recruited to participate in a Study;

1.18
“Work Authorisation” means any work authorisation (whether in electronic or written form) issued for the supply of the Services pursuant to this Agreement, and being generally in the form of the Work Authorisation which appears at Schedule 2.

2.	Interpretation

In this Agreement, unless the context otherwise requires:

	2.1	the Introduction is correct;

	2.2	headings do not affect interpretation;

	2.3	singular includes plural and plural includes singular;

	2.4	words of one gender include any gender;

MSA Prana V4, 2nd April 2012(SL)

	2.5	reference to legislation includes any amendment to it, any legislation substituted for it, and any subordinate legislation made under it;

	2.6	reference to a person includes a corporation, joint venture, association, government body, firm and any other Customer;

	2.7	reference to a party includes that party’s personal representatives, successors and permitted assigns;

	2.8	reference to a thing (including a right) includes a part of that thing;

	2.9	reference to two or more people means each of them individually and all of them jointly;

	2.10	if a party comprises two or more people:

		2.10.1	a promise by that party binds each of them individually and all of them jointly;

		2.10.2	a right given to that party is given to each of them individually; and

		2.10.3	a representation, warranty or undertaking by that party is made by each of them individually;

	2.11	a provision must not be construed against a party only because that party prepared it;

	2.12	a provision must be read down to the extent necessary to be valid. If it cannot be read down to that extent, it must be severed;

	2.13	an expression defined in the Corporations Act 2001 has the meaning given by that Act at the date of this Agreement.

PART 2 – ENGAGEMENT
3.	Engagement

	3.1	The Customer engages INC to perform the Services pursuant to the terms of this Agreement and INC agrees to perform the Services in accordance with this Agreement.

	3.2	INC shall not be obliged to perform any Services until a valid Work Authorisation has been issued by one of the parties and accepted by the other party in respect of those Services.

3.3
Notice of acceptance of any Work Authorisation or Letter of Intent (LOI) must occur within 14 days. If notice is not received from the Customer by INC, the subsequent supply of the Services described in the Work Authorisation or LOI will constitute acceptance by the Customer of the Work Authorisation or LOI and the Customer will be invoiced according to the Work Authorisation or LOI and the Customer shall compensate INC accordingly within terms.

MSA Prana V4, 2nd April 2012(SL)

	3.4	If there is an inconsistency between this Agreement and a Work Authorisation the conditions of the Work Authorisation will prevail to the extent of the inconsistency.

4.	Term

The engagement referred to in clause 3 commences on the Commencement Date (as stated in Schedule 1) and remains in effect until terminated in accordance with this Agreement.

PART 3 – INC’S OBLIGATIONS

5.	INC’s Obligations

INC agrees to:

5.1
perform the Services in a timely manner with the reasonable skill, care and diligence and in accordance with the professional standards that could be expected of a provider of clinical research services;

	5.2	comply with all relevant laws;

	5.3	comply with all reasonable requirements of the Customer;

	5.4	promptly and fully inform the Customer about all matters affecting or likely to affect the Customer which come to INC’s knowledge;

5.5
implement and maintain quality assurance and quality control systems with written standard operating procedures to ensure that the Study can be conducted and data generated, documented, recorded and reported in compliance with all of the requirements in the Work Authorisation; and

	5.6	devote such time and attention to the performance of the Services as may be required to fully discharge INC’s obligations under this Agreement.

6.	Freedom to Contract

During the term of this Agreement INC may provide services of a similar nature as the Services, or such other services, for reward to a third party.

7.	Publication

INC shall not make any announcement, oral presentation or publication, relating to any of the Services, without the Customer’s prior written consent. Neither party shall employ or use the name of the other party in any publication, or promotional material or in any form for public distribution, without the prior written consent of the other party, except as required by law.

8.	Audit

If the Customer gives INC prior reasonable notice but no less than 48 hours notice, INC shall permit the Customer, during the currency of this Agreement, to inspect, examine and audit the records, operating procedures, methods, facilities and premises of INC, solely to monitor the performance of the Services, and to determine if the Services are being provided in accordance with this Agreement and all applicable laws and regulations.

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MSA Prana V4, 2nd April 2012(SL)

9.	Regulatory Inspections

INC shall promptly notify the Customer of any request by a regulatory agency, including a foreign regulatory agency, to inspect or otherwise gain access to the information, data or materials relating to the Services. INC shall endeavour to notify the Customer of such requests prior to permitting any third party access, unless prior notice is not possible. INC agrees to permit inspection of such information, data and materials by a regulatory authority, as required by law or as agreed by the Customer. INC shall promptly provide copies to the Customer of any written reports, analyses, and correspondence from a regulatory authority relating to such inspections or to an inquiry undertaken by them.

PART 4 – CUSTOMER OBLIGATIONS

10.	Payment and Calculation of Services Fee

The Services Fee is to be paid by the Customer to INC at the times and in the amounts specified in the Work Authorisation, without set off or deduction (except where the Customer has suffered loss due to a material breach by INC).

11.	Expenses

The Customer must reimburse INC, without set off or deduction, for any reasonable prior approved expenses directly incurred by INC in performing the Services and paid or payable by INC. INC shall not apply any mark up on those expenses, other than GST if applicable.

12.	Fees and Cost

Fees and expenses shall be invoiced on a monthly basis by INC unless otherwise specified in the Work Authorisation. All invoices shall be payable by Customer within 30 days of date of Customer’s receipt of invoices; however in the event Customer has queries in relation to any invoiced item (notice of any such queries to be promptly given to INC), payment of that item shall be made only after satisfactory resolution of those queries without a late payment fee. Any non-queried late payments will incur a 2% per month late payment fee. A queried item shall not delay the payment of non queried items in the same invoice.

13.	Suspension of Services

If the Customer fails to pay any part of the Services Fee or expenses so invoiced (except where set-off has been applied under clause 10), INC shall be entitled to give notice of default and, in the event that the default is not remedied within 30 days, INC shall be entitled to suspend supply of the Services until payment is received in full, and the time prescribed in any current Work Authorisation for any particular work or phase of works will be extended for the period of the suspension. The rights in this clause are in addition to any other rights INC may have.

MSA Prana V4, 2nd April 2012(SL)

14.	Provision of Information

	14.1	The Customer will provide INC with complete and accurate information and materials to enable INC to provide the Services to the Customer as requested under this Agreement.

14.2
The Customer must take all steps to ensure that INC is provided with such information, materials and assistance as is necessary to ensure that INC is able to perform the Services and comply with its obligations under this Agreement.

14.3
INC will not be responsible for any deficiency or alleged deficiency in the Services provided to the Customer that is attributable to incorrect or inaccurate information or materials supplied to INC by the Customer, or the Customer’s failure to provide all the necessary information and materials required by INC to perform its obligations under this Agreement. This clause does not apply where INC was either aware or ought reasonable to have been aware that information or materials supplied by the Customer to INC were incorrect or inaccurate and INC failed to request corrected information.

	14.4	The Customer must comply with all of INC’s reasonable requests notified in writing to the Customer from time to time in relation to any Services provided.

15.	Warranty

	15.1	Warranty of INC

INC hereby warrants, as testified by its execution hereof, that:

15.1.1
It will perform all services in accordance with all applicable National, State and Local Laws, reputations or standards, including without limitation the Federal Food, Drug and Cosmetic Act, as amended and regulations promulgated thereunder and the United States Food and Drug Administration (“FDA”) regulations governing the protection of human subjects and regulations governing clinical investigators, the Helsinki Declaration, and all current applicable ICH Harmonised Tripartite Guidelines including all ICH Good Clinical Practice Guidelines;

15.1.2
It has secured any necessary licenses, certificates and permits required to perform Services pursuant to this Agreement and has all right, title and interest to any Intellectual Property Rights that it uses or provides in the performance of the Services;

15.1.3
It is able to and will render the Services under this Agreement in accordance with professional standards which apply to INC’s industry and that it will make all reasonable efforts to produce consistently high levels of accuracy and expertise;

15.1.4
It will perform each Project in accordance with the terms and conditions of this Agreement and the applicable Work Authorisation, the Protocol for each Study, the written instructions of Customer, and Customer’s standard operating procedures;

MSA Prana V4, 2nd April 2012(SL)

15.1.5
It and its personnel are currently in compliance with applicable Laws, and are not ineligible, debarred or disqualified from performing the duties assigned to them under this Agreement in particular, without limitation, under 21 U.S.C. § 335(a), or otherwise subject to any restrictions or sanctions by the United States Food and Drug Administration. INC further represents and warrants that it will not allow any person or entity that becomes ineligible, debarred or disqualified from rendering any services required under this Agreement. INC agrees to promptly notify Customer in writing if it becomes aware of any noncompliance with the requirements of this Section;

		15.1.6	It is not a party to any agreement or subject to any conflicting obligation, which would prevent it from fulfilling its obligations under the Agreement and/or any Work Authorisation; and

15.1.7
Personnel, servants, agents or nominees assigned to perform or provide the Services under this Agreement shall have the skills, training, and qualifications necessary to efficiently perform such services and carry out the responsibilities of INC under this Agreement and shall be bound by the same terms as INC in relation to Confidential Information under clause 19.

	15.2	Warranty of Customer

The Customer warrants that to the best of its knowledge and belief all information and materials supplied to INC for the use in the provision of Services:

		15.2.1	do not infringe the Intellectual Property Rights of any person;

		15.2.2	do not compromise INC’s ability to provide the Services requested of INC.

PART 5 – LIMITATION OF LIABILITY AND INDEMNITY

16.	Liability

Neither party will be liable to the other for any, indirect, special, economic or consequential loss or damage arising out of or relating to this Agreement including without limitation, third party claims, lost revenue, loss of business profits, losses relating to business interruption, loss of goodwill, bargain, opportunities or anticipated savings incurred or suffered by the other party. This clause prevails over any other clause in this Agreement.

17.	Indemnity

INC indemnifies and shall defend and hold harmless the Customer, its affiliates and its and their directors, officers, employees, agents and subcontractors (“the Customer Parties”) against any actions, suits, claims, demands, proceedings, losses, damages, compensation, sums of money, costs (including solicitor and client costs), charges and expenses (“the Losses”) to the extent such Losses arise from any third party claim, action, lawsuit or other proceeding which is attributable to any negligent or wilful act or omission or any breach of this Agreement on the part of INC or any of its agents, employees, representatives or subcontractors except to the extent such Losses are determined to have resulted from:

MSA Prana V4, 2nd April 2012(SL)

		17.1.1	a failure by the Customer Parties to adhere to the terms of this agreement

		17.1.2	negligence, recklessness or wilful misconduct on the part of the Customer Parties or

		17.1.3	a breach of any applicable law or regulation by the Customer Parties

17.2
The Customer indemnifies and shall defend and hold harmless INC, its affiliates and its and their directors, officers, employees, agents and subcontractors (“the INC Parties”) against any actions, suits, claims, demands, proceedings, losses, damages, compensation, sums of money, costs (including reasonable solicitor and client costs), charges and expenses (“the Losses”) incurred by the INC Parties in respect of or relating to a Study, a Study Subject, the Services or under this Agreement except to the extent such Losses are determined to have resulted from:

		17.2.1	a failure by the INC Parties to adhere to the terms of this agreement

		17.2.2	negligence, recklessness or wilful misconduct on the part of the INC or

		17.2.3	a breach of any applicable law or regulation by INC

18.	Insurance

Customer shall obtain and maintain at its sole expense insurance coverage, as required by Law to conduct the Study set forth in any Work Authorisation. Customer shall furnish to INC appropriate certificates of insurance and, if requested the entire policy. Customer shall provide to INC, with thirty (30) days written notice, information and documents of any change in coverage, including but not limited to, any reduction or change in the amount or scope of such coverage.

INC represents and warrants that it will maintain at its sole expense professional liability insurance coverage sufficient to protect both it and Customer from any and all claims of any nature for negligence, damage to property, or for personal injury, including death, which may arise from its performance of this Agreement. INC shall furnish to Customer appropriate certificates of insurance. INC shall provide to the Customer with thirty (30) days written notice, information and documents of any change in coverage including but not limited to any reduction or change in amount or scope of such coverage.

PART 6 – INTELLECTUAL PROPERTY RIGHTS

19.	Confidential Information

INC may only use Confidential Information for the purposes of this Agreement and must keep the existence of any Confidential Information confidential except where:

	19.1	the information is public knowledge (but not because of a breach of this agreement) or the party has independently created the information;

	19.2	disclosure is required by law or a regulatory body (including a relevant stock exchange); or

MSA Prana V4, 2nd April 2012(SL)

19.3
disclosure is made to a person or company who must know for the purposes of this Agreement on the basis that the person or company keeps the information confidential and where that person or company is not an employee or contractor of INC, the disclosure has been prior approved by the Customer.

20.	Intellectual Property Rights

All Intellectual Property Rights in or in connection with the Services and any and all data, results, materials and information generated or derived by INC as a result of Services or based on any Confidential Information shall be and remain the exclusive property of the Customer. All inventions (whether patentable or not), discoveries, improvements in know how, new uses, processes or compounds involved in the studies covered by this Agreement or any Work Authorisation including, without limitation, that derived from or relate to any Customer drug or compound or sample, Confidential Information or Customer Data, shall be and remain the property of the Customer (“Customer Invention”). INC hereby irrevocably transfers and assigns all right, title and interest in or to Customer Inventions to the Customer and warrants that its employees and contractors have the equivalent obligation imposed on them in their respective engagement contracts. Upon request, INC shall take any additional steps necessary to give effect to this clause. Any additional expenses incurred to secure Customer’s interest in Customer Inventions shall be borne by Customer.

PART 7 – TERMINATION

21.	Termination

	21.1	This Agreement and any Work Authorisation issued pursuant to this Agreement may only be terminated in one of the following ways:

		21.1.1	immediately by either party by notice in writing if the other party suffers an Insolvency Event;

21.1.2
immediately by either party by notice in writing to the other party if the other party is in default in performing or observing any of the terms of this Agreement and that default in performing or observing any of the terms of this Agreement continues for a period of one (1) calendar month after written notice has been given to the party in default to remedy the default;

		21.1.3	by Customer giving thirty (30) days’ notice in writing

21.1.4
immediately by either party by notice in writing to the other party if there is reasonably compelling scientific evidence that patient safety is at risk should the Study continue, data integrity compromise, and/or reasonable belief that good clinical practice or applicable laws or regulations will be materially violated.

	21.2	On expiry or termination of this Agreement:

MSA Prana V4, 2nd April 2012(SL)

		21.2.1	subject to clause 21.3 INC must, at the option of the Customer, either immediately destroy in a secure and confidential manner or deliver to the Customer:

		(a)	all documents and forms relating to the Customer’s Operations that are in its possession; and

		(b)	any Intellectual Property Rights, including but not limited to, Confidential Information in any form, including parts thereof embedded in any other document; and

		21.2.2	subject to clause 10, the Customer must pay to INC within one (1) calendar month of the date of termination any outstanding moneys.

21.2.3
Where the Customer has terminated the Agreement and any Work Authorisation hasn’t been completed, INC shall cooperate with the orderly transfer of any knowledge or documentation reasonably requested by the Customer.

		21.2.4	In consultation with Customer, INC will promptly initiate all appropriate action to close the Study and, subject to any applicable retention requirements imposed by law.

		21.2.5	INC will take all appropriate action to close out each of the sites for the Study in a timely manner.

		21.2.6	The Customer will cooperate with INC to ensure that Study Subjects who may be affected by termination receive adequate medical care

21.3
INC may retain, at its own cost and subject to the confidentiality provisions of this Agreement, one copy of any materials that were provided by it to the Customer as a result of the Services performed under this Agreement, and that are necessary to be retained by INC to satisfy or monitor its regulatory obligations.

22.	Rights of Action Preserved

The termination of this Agreement whether by effluxion of time or otherwise shall not prevent the enforcement by either party of any right of action which arose prior to or in consequence of such termination.

PART 8 – DISPUTE RESOLUTION

23.	Dispute Resolution

	23.1	In this clause:

		23.1.1	Complainant means the person who starts the procedure under clause 21.1.2

		23.1.2	Respondent means the person with whom the Complainant has a dispute.

MSA Prana V4, 2nd April 2012(SL)

	23.2	The parties must follow the following procedure to try to resolve disputes arising under this Agreement.

	23.3	The Complainant must tell the Respondent in writing:

		23.3.1	the nature of the dispute; and

		23.3.2	what outcome the Complainant wants; and

		23.3.3	what action the Complainant thinks will settle the dispute.

	23.4	Senior management of each party must seek to resolve the dispute as soon as reasonably practicable.

	23.5	If the parties cannot agree to resolve the matter pursuant to clause 23.4 within 3 weeks, either party may take such further or other action as they may consider appropriate.

	23.6	All discussions for the purpose of the negotiations described in paragraph 23.4 are without prejudice.

	23.7	No document brought into existence specifically for the purpose of those negotiations can be evidence in any subsequent litigation by a party.

	23.8	The existence of a dispute under this clause does not excuse a party from the performance of its obligations under this Agreement.

	23.9	Nothing in this clause will prevent a party from seeking urgent relief before an appropriate Court.

PART 9 – MISCELLANEOUS

24.	Goods & Services Tax

Unless otherwise specified in the Work Authorisation for a Project, fees are expressed as exclusive of Goods and Services Tax (GST). Where fees are GST exclusive and INC is liable to pay GST in respect of any Services provided pursuant to this Agreement, INC may add the GST amount to invoices provided to Customer for the Services.

Provided that the relevant invoice complies with the requirements of a tax invoice to enable Customer to claim a credit or refund of GST, Customer shall pay the GST amount at the same time and in the same manner as other amounts invoiced under this Agreement.

Where the services are directly contracted by an overseas Customer GST will not be applicable.

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25.	Relationship

	25.1	INC is independent of the control of the Customer.

	25.2	The parties are not principal and agent, partners, trustee and beneficiary, or employer and employee.

	25.3	INC must not represent itself and must ensure that its representatives, employees and agents do not represent themselves as being employees of the Customer.

26.	Recruitment of Personnel

26.1
Each party hereby undertakes not to solicit or employ employees from the other Party for the term of this Agreement and for a period of 6 months following termination of this Agreement, unless mutually agreed by the Parties.

27.	Assignment

A party may only assign its rights and obligations under this Agreement with the written consent of the other party.

28.	Amendment

	28.1	This Agreement may only be amended in writing signed by the parties.

28.2
A Work Authorisation may only be amended by a further Work Authorisation or Amendment to a Work Authorisation being issued and accepted, as described in clause 3. An amendment to a Work Authorisation should clearly identify those aspects and the extent to which the original Work Authorisation has been varied.

	28.3	An Amendment to a Work Authorisation carries the same authority as a Work Authorisation as described in clause 3.

29.	No Waiver

	29.1	A party may only waive a breach of this Agreement in writing signed by that party or its authorised representative.

	29.2	A waiver is limited to the instance referred to in the writing (or if no instance is referred to in the writing, to past breaches).

30.	No Merger

The rights and obligations under this Agreement that by their nature are capable of surviving expiry or termination of this Agreement continue after expiry or termination of this Agreement.

31.	Further Action

	31.1	Each party must do all things necessary to carry out this Agreement, including:

		31.1.1	executing documents; and

		31.1.2	ensuring its employees and agents perform their obligations.

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	31.2	A party must not do anything that will prevent this agreement from being carried out.

32.	Severance

Any provision of this Agreement that is or becomes invalid, unlawful, void or unenforceable that is capable of severance without affecting any other of the obligations or rights of the parties.

33.	Force Majeure

33.1
Where force majeure prevents or delays a party from performing any obligation under this Agreement, and such prevention or delay could not have been overcome by the exercise of due diligence, the party’s obligation is suspended as long as the force majeure continues.

	33.2	For the purpose of this clause force majeure means an act of God, war, revolution or any other unlawful act against public order or authority and a government restraint.

	33.3	Upon the occurrence of a force majeure the party whose obligation is suspended must immediately notify the other party, and use its best endeavours to overcome the circumstances.

34.	Entire Agreement

	34.1	This Agreement and any Work Authorisation that may issue pursuant to this Agreement records the entire agreement between the parties about its subject matter.

34.2
Neither party has given any warranty or made any representation to the other party about the subject matter of this Agreement, other than those warranties and representations appearing in this Agreement.

35.	Notice

	35.1	Notice and documents must be in writing and in English, and may be given by an authorised representative of the sender, refer to Schedule 1 for contact details.

	35.2	Notice and documents may be given to a person:

		35.2.1	personally;

		35.2.2	by leaving it at the person’s Address;

		35.2.3	by sending it by pre-paid mail to the person’s Address;

		35.2.4	by sending it by facsimile to the person’s Facsimile Number as described in the Address and then confirming it by pre-paid mail to the person’s Address;

		35.2.5	by sending it by email to the person’s email address as described in the Address.

	35.3	Notice and documents are deemed to be received by a person:

MSA Prana V4, 2nd April 2012(SL)

		35.3.1	when left at the person’s address;

		35.3.2	if sent by pre-paid mail, 3 Business Days after posting;

35.3.3
if sent by facsimile and confirmed by pre-paid mail, at the time and on the day shown in the sender’s transmission report, if it shows that the whole notice was sent to the person’s facsimile number last notified;

		35.3.4	if sent by email, at the time of transmission and a report produced of the document being sent will be conclusive evidence of delivery even if the communication is not opened by the recipient.

However, if the notice is deemed to be received on a day which is not a Business Day it is deemed to be received on the next Business Day.

	35.4	If two or more people comprise a party, notice to one is effective notice to all.

36.	Governing Law

	36.1	This Agreement is governed by the law of Victoria.

	36.2	The parties irrevocably submit to the non-exclusive jurisdiction of the courts of Victoria and the Victorian division of the Federal Court of Australia, and the courts of appeal from them.

	36.3	No party may object to the jurisdiction of any of those courts on the ground that it is an inconvenient forum or that it does not have jurisdiction.

37.	Costs

	37.1	Each party shall be responsible for its own cost for the negotiation, preparation and execution of this Agreement.

38.	Privacy

	38.1	Each party must comply with all relevant privacy Laws in Australia, in relation to providing the Services whether or not the party is an organisation bound by the Cth Privacy Act.

	38.2	Each party acknowledges that personal information provided by patients under this Agreement, is also Confidential Information and is subject to the confidentiality obligations under clause 19.

	38.3	INC must:

(a)           collect, store, use, disclose or otherwise deal with any personal information provided by patients under this Agreement, as directed by the Customer, except to the extent that compliance with the direction would cause ICN to breach any relevant privacy laws; and

(b) provide all assistance required by the Customer to assist the Customer in complying with its obligations under any relevant privacy law.

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SCHEDULE 1

Item 1	Commencement Date	The 22nd day of September 2011

Item 2	Notices and Documents to be forwarded to the following contacts:

If to INC:

	Postal Address:	INCResearch Australia Pty Limited
124 Lipson Street Port Adelaide South Australia 5015 Australia Attention: Sharryn Lunnay

	Facsimile:	+618 8447 3511

	Email:	slunnay@incresearch.com

	Postal Address:	Prana Biotechnology Limited
Level 2, 369 Royal Parade Parkville Victoria 3052 Australia Attention: Di Angus

	Facsimile:	+613 9348 0377

	Email:	dangus@pranabio.com cc. peneamor@bigpond.net.au

MSA Prana V4, 2nd April 2012(SL)